Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PlanGrid 2012 Equity Incentive Plan of our reports dated March 22, 2018, with respect to the consolidated financial statements and schedule of Autodesk, Inc. and the effectiveness of internal control over financial reporting of Autodesk, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Francisco, California
December 20, 2018